Exhibit 99.1

FOR IMMEDIATE RELEASE

Alder BioPharmaceuticals Regains Worldwide Rights to Clazakizumab

Company Plans to Continue Development of

Therapeutic Antibody for Autoimmune/Inflammatory Disease

Conference Call/Webcast Scheduled for 9 a.m. EDT Today

BOTHELL, Wash., Sept. 2, 2014 — Alder BioPharmaceuticals, Inc. (NASDAQ: ALDR), a clinical-stage company developing antibody therapeutics, today announced that it has regained the worldwide rights to clazakizumab, a humanized monoclonal antibody to the pro-inflammatory cytokine IL-6, from Bristol-Myers Squibb based on BMS’ decision to end further development following a portfolio prioritization and not based on any new or unexpected efficacy or safety data or technical issues. Alder plans to continue the clinical development of the therapeutic antibody in autoimmune/inflammatory disease based on the positive study results reported to date.

“We view BMS’s decision as a significant opportunity for Alder,” said Randall Schatzman, president and CEO of Alder. “This positions us with two programs with positive Phase II data for which we control the timelines and how we move forward with development. The first one is ALD403, which we will continue to develop aggressively based on the promising Phase II data in migraine prevention. The second, clazakizumab, has strong data that were presented at the most recent ACR and EULAR conferences. These data demonstrate the potential for clazakizumab to fulfill the unmet need in patients with rheumatoid arthritis (RA) to achieve disease control and remission. At this time we are reviewing our options to expedite the development of clazakizumab while maintaining our focus on the continuing development of ALD403 for migraine on the current timelines.”

As presented at the American College of Rheumatology and European League Against Rheumatism conferences in October 2013 and June 2014, respectively, data from a Phase IIb study of clazakizumab in adults with moderate-to-severe active RA and an inadequate response to methotrexate showed that:

•	All clazakizumab treatment arms, both as monotherapy and in combination with methotrexate (MTX), met the primary endpoint of ACR20 response at 12 weeks, compared to MTX alone.

•	Clazakizumab had promising rates of low disease activity and remission based on Disease Activity Score (DAS)28, Clinical Disease Activity Index (CDAI) and Simplified Disease Activity Index (SDAI) criteria in the study that included MTX and anti-TNF comparator arms. Remission rates by CDAI and DAS28-CRP were numerically greater for clazakizumab than for the active comparator anti-TNF, adalimumab.

•	The safety profile of clazakizumab was consistent with the known pharmacology of IL-6 blockade.

The results of a Phase IIb dose-ranging clinical trial of clazakizumab in patients who suffer from active psoriatic arthritis (PsA) will be the focus of an oral presentation at the American College of Rheumatology’s 2014 Annual Meeting, which takes place Nov. 14-19 in Boston.

Conference Call/Webcast Information

Alder management will host a conference call and live audio webcast at 9 a.m. EDT today. The live call may be accessed by dialing (877) 430-4657 for domestic callers or (484) 756-4339 for international callers and by providing conference ID number 96719436. The webcast will be broadcast live on the investors section of Alder’s website at www.alderbio.com and will be available for replay following the call for 30 days.

About Clazakizumab

Clazakizumab is a humanized, monoclonal antibody, designed to block a pro-inflammatory molecule called interleukin-6 (IL-6), which plays a key role in the inflammatory cascade leading to the inflammation, swelling, pain and destruction of large and small joints associated with rheumatoid arthritis. Based on the strong association of IL-6 with inflammatory disease, inhibition of IL-6 with clazakizumab represents a promising new anti-inflammatory mechanism that could result in bone and joint preservation.

About Alder BioPharmaceuticals

Alder BioPharmaceuticals, Inc. is a clinical-stage biopharmaceutical company that discovers, develops and seeks to commercialize therapeutic antibodies with the potential to meaningfully transform current treatment paradigms. Alder’s ALD403 inhibits a well-validated molecule shown to trigger migraine attacks, calcitonin gene-related peptide (CGRP), and is now undergoing clinical testing. Alder plans to advance ALD403 into a Phase 2b trial for the treatment of chronic migraines in the second half of 2014 and a Phase 2b trial for frequent episodic migraines in the first half of 2015. Clazakizumab, previously known as ALD518, is designed to block the pro-inflammatory cytokine IL-6 and has completed a Phase 2b clinical study. Alder’s management team combines decades of industry experience with a proven track record for identifying and developing novel antibody therapeutics and enabling partners through the out-licensing of its technologies. For more information, please visit http://www.alderbio.com.

Forward Looking Statements

This press release contains forward-looking statements, including statements regarding the further development of ALD403 and clazakizumab, the initiation of future clinical trials and data availability from ongoing clinical trials, and the potential of ALD403 and clazakizumab to address the unmet medical needs of patients. All forward-looking statements included in this press release are based on the Company’s beliefs and assumptions and on information currently available to the Company management, and the Company assumes no obligation to update any such forward-looking statements. Any or all of the Company’s forward-looking statements in this press release may turn out to be wrong and actual events or results may differ materially. The Company’s forward-looking statements can be affected by inaccurate assumptions they might make or by known or unknown risks, uncertainties and other factors. In evaluating these statements, individuals should specifically consider various factors, including risks associated with the Company’s capital resources and risks associated with the development and potential commercialization of the Company’s product candidates, as well as other risks outlined in the section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which was filed with the Securities and Exchange Commission (the “SEC”) on August 5, 2014, and is available on the SEC’s website at www.sec.gov. Additional information will also be set forth in the Company’s other reports and filings that will be made with the SEC from time to time. The Company cautions investors that its business and financial performance are subject to substantial risks and uncertainties.

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Media Contacts:	Investor Relations Contact:
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Russo Partners	Stern Investor Relations, Inc.
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david.schull@russopartnersllc.com
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